EXHIBIT 8.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

PARANOVUS ENTERTAINMENT TECHNOLOGY LTD. (“Paranovus”)

As of the date of the annual report*

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Incorporation Time	% of Ownership

Paranovus Entertainment Technology Limited (“Paranovus Hong Kong”)	Hong Kong	May 6, 2024	100% by Paranovus
Paranovus Entertainment Technology Ltd.	New York	December 8, 2022	100% by Paranovus
2lab3 LLC	Delaware	August 12, 2022	100% by Paranovus
Bomie WooKoo Inc. (“BW”)	New York	September 6, 2022	51% by Paranovus
Bomie US LLC	New Jersey	November 19, 2024	100% owned by BW
WooKoo LLC	Texas	May 25, 2023	100% owned by BW
Hainan Paranovus Entertainment Technology Limited (“Paranovus PRC”)	P.R. China	June 17, 2024	100% owned by Paranous Hong Kong

*Other subsidiaries and consolidated entities of Paranovus Entertainment Technology Ltd. have been omitted because, in the aggregate, they would not be a “significant subsidiary” as defined in rule 1-02(w) of Regulation S-X as of the end of the fiscal year covered by this report.